Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

Jewett-Cameron Trading Company Ltd.

Title of securities to be registered (1)	Fee Calculation Rule	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Fee Rate	Amount of registration fee
Common Stock, No Par Value	Rule 457(c) and Rule 457(h)	35,181	$3.71	$130,522	0.00015310	$19.98

(1)	The securities to be registered include common shares, no par value per share, of Jewett-Cameron Trading Company Ltd. (the “Common Shares”) issuable under the Jewett-Cameron 2024 Restricted Share Plan (the “2024 Plan”).

(2)	Covers 35,181 Common Shares issuable under the 2024 Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of Common Shares that become issuable under the 2024 Plan by reason of any share dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding Common Shares.

(3)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee with respect to the 2024 Plan. The maximum price per Common Share and the maximum aggregate offering prices are based on the average of the high and low sale prices of the Common Shares reported on the Nasdaq Capital Market on April 17, 2025, which is within five business days prior to the filing of this Registration Statement.